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                       August 12, 2020

       Marco Guidi
       Chief Financial Officer
       Tanzanian Gold Corporation
       22 Adelaide Street West, Suite 3400
       Toronto, Ontario M5H 4E3 Canada

                                                        Re: Tanzanian Gold
Corporation
                                                            Form 20-F for the
Fiscal Year ended August 31, 2019
                                                            Filed December 2,
2019
                                                            File Number
001-32500

       Dear Mr. Guidi:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Energy & Transportation